EXHIBIT 4.2

EFJ, INC.

2005 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED SHARES

NOTICE OF AWARD

Grant Number: XXX

EFJ, Inc. (the “Company”) hereby grants you,                      an Award of Restricted Shares under the EFJ, Inc. 2005 Omnibus Incentive Compensation Plan. The date of this Notice of Award is                     , 2005. Subject to the provisions of this Notice of Award, the Restricted Share Award Agreement (attached) and the Plan, the principal features of this Award are as follows:

Number of Restricted Shares:

Vesting Commencement Date:

Vesting of Restricted Share Award: The Restricted Share Award will vest according to the following schedule:

Unless otherwise defined herein or in Restricted Share Award Agreement, capitalized terms herein or in the Restricted Share Award Agreement will have the defined meanings ascribed to them in the Plan.

Your signature below indicates your agreement and understanding that this Restricted Share Award is subject to all of the terms and conditions contained in this Notice of Award, Restricted Share Award Agreement, and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Share Award is contained in Paragraphs 4 through 6 of the Restricted Share

Award Agreement. PLEASE BE SURE TO READ ALL OF THE NOTICE OF AWARD, RESTRICTED SHARE AWARD AGREEMENT AND THE PLAN, WHICH COLLECTIVELY CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS RESTRICTED SHARE AWARD.

EMPLOYEE	EFJ, Inc.

Signature	By

Print Name	Title

Dated:

2

EFJ, INC.

2005 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED SHARE AWARD AGREEMENT

We are pleased to notify you that EFJ, Inc., a Delaware corporation (the “Company”) hereby grants to you a Restricted Share Award under the 2005 EFJ, Inc. Omnibus Incentive Compensation Plan (the “Plan”) to receive the Shares of the of the Company as described in the Notice of Award and this Restricted Share Award Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS RESTRICTED SHARE AWARD AGREEMENT, THE AWARD IS SUBJECT TO AND MAY BE EXECUTED ONLY IN ACCORDANCE WITH THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS RESTRICTED SHARE AWARD AGREEMENT. THE TERMS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE, INCLUDING ALL DEFINED TERMS. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS IN THIS RESTRICTED SHARE AWARD AGREEMENT AND THE PLAN, THE PROVISIONS IN THE PLAN SHALL GOVERN. A COPY OF THE PLAN IS ATTACHED AND IS AVAILABLE FOR YOUR INFORMATION FROM THE COMPANY.

1. Grant of Award. Subject to the terms of the Notice of Award, this Restricted Share Award Agreement, and the Plan, the Company hereby grants to you the Award for that number of Restricted Shares set forth in the Notice of Award.

2. Nontransferability of Award and Shares. The Award is not transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession or as provided below. The designation of a beneficiary does not constitute a transfer. You shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until all vesting requirements have been met with respect to the particular Shares. Once the Share become vested, there shall be no restriction upon the transfer of such Share, except any restrictions on transfer imposed by state or federal securities laws.

3. No Shareholder Rights. Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company (including voting and dividend rights) in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you. For this purpose any certificates delivered to the Escrow Agent as provided in Section 13 below shall be deemed issued, recorded and delivered to you.

4. Vesting and Earning of the Award.

(a)	If you continue to serve the Company as an employee, officer, or director (such service is described herein as maintaining or being involved in a “Service Relationship” with the Company), then the Award shall vest in accordance with the Notice of Award.

The foregoing notwithstanding, this Award shall become immediately vested with respect to all the Restricted Shares hereunder if while you continue to maintain a

Service Relationship with the Company a Change of Control as defined in the Plan occurs.

(b)	The Committee has authority, in reasonable good faith, to determine whether and to what degree the Award has vested and been earned and is payable and to interpret the terms and conditions of this Restricted Share Award Agreement and the Plan.

5. Termination of Employment. In the event that your Service Relationship with the Company is terminated for any reason, other than death or Disability, except as otherwise provided in the Notice of Award, and you have not yet earned all or part of the Award pursuant to Section 4, then the Award, to the extent not earned as of your termination date, shall be forfeited immediately upon such termination, and you shall have no further rights with respect to the Award or the Restricted Shares underlying that portion of the Award that have not yet been earned and vested. Except as otherwise provided in the Notice of Award, you expressly acknowledge and agree that the termination of your Service Relationship with the Company shall result in forfeiture of the Award and the Restricted Shares to the extent the Award has not been earned and vested as of the date of his termination of service or employment.

6. Settlement of Award. The Company shall not be obligated to deliver any shares hereunder for such period as may be required by it in order to comply with applicable federal or state statutes, laws and regulations.

7. No Effect on Employment or Service Relationship. Your Service Relationship with the Company is subject to your Employment Agreement. Nothing in this Restricted Share Award Agreement shall create any term of employment beyond that provided in your Employment Agreement.

8. No Acquired Rights. You agree and acknowledge that:

(a)	the Plan is discretionary in nature and that the Company can amend, cancel, or terminate it at any time;

(b)	the grant of this Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any Awards or benefits in lieu of any Awards, even if Awards have been granted repeatedly in the past and regardless of any reasonable notice period mandated under local law;

(c)	the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract, if any;

(d)	this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or similar payments;

(e)	this Award shall expire upon termination of your Service Relationship with the Company for any reason, except as may otherwise be explicitly provided in the Plan and this Restricted Share Award Agreement;

(f)	the future value of the Shares awarded under the Plan is unknown and cannot be predicted with certainty; and

(g)	no claim or entitlement to compensation or damages arises from the termination of this Award or diminution in value of this Award or the Shares received under the Plan and you irrevocably release the Company from any such claim.

9. Tax Withholding.

(a)	The Company will assess its requirements regarding tax, social security, and other applicable taxes (“Tax Items”) in connection with the Award. These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, you acknowledge and agree that the ultimate liability for Tax Items is your responsibility. You acknowledge and agree that the Company and/or your employer:

(i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including the subsequent sale of Shares acquired under the Plan; and

(ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax Items.

(b)	Prior to the settlement of the Award, you must pay or make adequate provisions for the withholding of Tax Items. You authorize the Company to collect the Tax Items by withholding from the delivery of the Shares a whole number of shares with a value equal to or in excess of the minimum withholding obligation for Tax Items. The amount withheld in excess of the minimum withholding obligation for Tax Items should not exceed the Fair Market Value of a Share on the vesting date. The Company or your employer will remit the total amount withheld for Tax Items to the appropriate tax authorities. You shall pay to the Company or your employer any amount of any Tax Items that the Company or your employer may be required to withhold as a result of participation in the Plan that cannot be satisfied by the means previously described.

10. Parachute Payments.

(a)

In the event that any payment, benefit or consideration received or to be received by you (whether payable or receivable pursuant to the terms of this Restricted Share Award Agreement or pursuant to any other plan, arrangement or agreement with the Company or any person affiliated with the Company) (the “Total Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any successor provision, the Company shall make a payment to you computed to pay the amount of such Excise Tax so due. Such payment shall be appropriately grossed up to take into account all federal, state and local taxes that would be due on or as a result of the payment (including the Excise Tax and interest and penalties, if any, thereunder) with the result that the total amount of such payment under this clause (a) will equal an after-tax amount necessary to pay all Excise Tax originally resulting and interest and penalties, if any, thereunder. For this purpose you shall be considered to be in the highest marginal income tax bracket applicable to individuals as of the date of the event giving rise to the liability for the Excise Tax. The

Company shall make such payment to you at the same time as the event giving rise to the Excise Tax liability occurs, provided that if any Excise Tax is determined by the Internal Revenue Service (“IRS”) to be due pursuant to an audit of your federal income tax returns (an “Audit”), the Company will make such payment to you within five (5) business days following the conclusion of such Audit. You agree to promptly notify Company of an IRS assertion during an Audit that an Excise Tax is due with respect to any payment, benefit or consideration, but you shall be under no obligation to defend against such claim by the IRS unless the Company requests, in writing, that the you undertake the defense of such IRS claim on behalf of the Company and at the Company’s sole expense. In such event, the Company may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and you shall not settle, compromise, or concede such asserted Excise Tax and shall reasonably cooperate with the Company in each phase of any contest.

(b)	For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (1) the Total Benefits shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and reasonably acceptable to you, the Total Benefits (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (2) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) above), and (3) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

11. Fractional Shares. In the event that you are vested in a fractional portion of a Restricted Share (a “Fractional Portion”), such Fractional Portion shall not be converted into a Share or issued to you. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Restricted Shares; provided, however, if a subsequent Fractional Portion is received by you prior to the final vesting date for the Shares, it may be added to an existing Fractional Portion accrued by you under this Award such that the resulting sum would be equal to or greater than a whole Share, then such Fractional Portions shall be converted into one share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be paid in cash to you at the same time as the conversion of the remaining Restricted Shares.

12. Administration. The authority to construe and interpret this Restricted Share Award Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee (as such term is defined in the Plan), and the Committee shall have all powers with respect to this Restricted Share Award Agreement as are provided in the Plan. Any interpretation of the Restricted Share Award Agreement by the Committee and any decision made by it with respect to the Restricted Share Award Agreement is final and binding.

13. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the aggregate number or class of shares subject to this Award immediately prior to such event shall be appropriately adjusted by the Board in accordance with the terms of the Plan, and such adjustment shall be conclusive.

14. Shares Held in Escrow. Unless and until the Restricted Share Award has vested in the manner set forth in the Notice of Award, such Shares will be issued in your name and held by the Secretary of the Company as escrow agent (the “Escrow Agent”), and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated. The Company may instruct the transfer agent for its Shares to place a legend on the certificates representing the Restricted Shares or otherwise note its records as to the restrictions on transfer set forth in this Restricted Share Award Agreement. The certificate or certificates representing such Shares will not be delivered by the Escrow Agent to you unless and until the Shares have vested and all other terms and conditions in this Restricted Share Award Agreement have been satisfied. Upon the vesting of any Shares, the certificates representing such Shares shall be delivered to you by the Escrow Agent and shall be free of any restriction, except restrictions on transfer imposed by state or federal securities laws.

15. Superseding Agreement; Binding Effect. This Restricted Share Award Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and you hereby waive any rights or claims related to any such statements, representations or agreements. This Restricted Share Award Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

16. Governing Law. Except as otherwise provided in the Plan or herein, this Restricted Share Award Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of any state.

17. Amendment and Termination; Waiver. Subject to the terms of the Plan, this Restricted Share Award Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by the Company of a breach of any provision of the Restricted Share Award Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you.

18. Notices. Except as may be otherwise provided by the Plan, any written notices provided for in this Restricted Share Award Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notice may also be provided by electronic submission, if and to the extent permitted by the Committee. Notices shall be directed, if to you, at your address indicated by the Company’s records, or if to the Company, at the Company’s principal office, attention Secretary.

19. Severability. The provisions of this Restricted Share Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Counterparts; Further Instruments. This Restricted Share Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Restricted Share Award Agreement.

In signing below, you hereby agree to the terms of this Restricted Share Award Agreement and the Plan and acknowledge receipt of a copy of the Plan.

EMPLOYEE:

(signature)

Name:
(print)

Address:
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